EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Tellabs, Inc. of our reports dated February 22, 2008, with respect to the consolidated financial statements of Tellabs, Inc. and the effectiveness of internal control over financial reporting of Tellabs, Inc., included in the 2007 Annual Report to Shareholders of Tellabs, Inc.

Our audits also included the financial statement schedules of Tellabs, Inc. listed in Item 15 (a). This schedule is the responsibility of Tellabs, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 22, 2008, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45788, 33-48972, 33-55487, 333-49557, 333-83509, 333-87637, 333-95135, 333-56546, 333-81360, 333-107457, 333-122712 and 333-128076, and Form S-4 No. 333-116794) and related prospectuses of our reports dated February 22, 2008, with respect to the consolidated financial statements of Tellabs, Inc. and the effectiveness of internal control over financial reporting of Tellabs, Inc. incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of Tellabs, Inc. included in this Annual Report (Form 10-K) of Tellabs, Inc. for the year ended December 28, 2007.

/s/ Ernst & Young, LLP
Chicago, Illinois February 22, 2008